Results of Special Meeting of Limited Partners

A Special Meeting of Limited Partners
was held on November 27, 2007 by
the Master Fund. The Registered Fund is a feeder fund that invests substantially all of its assets in the Master Fund. As a feeder fund, the Registered
Fund sought instruction on how to vote the Registered
Funds interests in the Master Fund from the Registered
Funds investors (Fund Partners) at a meeting of Fund
Partners. With the necessary quorum present in person or by proxy, the Master Fund on November 27, 2007 calculated the proportions of Interests voted for each Proposal to those voted against, and recorded any abstained votes, with the following results on each matter put for a vote:

Proposal No. 1:
To approve a new subadvisory agreement between Novant
(f/k/a Tanglewood) and the Master Fund;
For $1,457,127,312
Against $12,040,465
Abstain $14,396,895


Proposal No. 2:
To approve a change in the policies of the Master Fund with respect to the liquidity of the Investment Funds
(as defined in the proxy statement) in which the Master
Fund invests and to ratify the Master Funds current investment practices, as disclosed in the Master Funds private placement memorandum;
For $1,431,224,615
Against $24,883,211
Abstain $27,456,846


Proposal No. 3:
To approve an amendment to the Master Funds limited partnership agreement to provide the Master Funds Board the sole power to make future amendments to the Master
Funds policy regarding Investment Fund liquidity;
For $1,323,635,141
Against $145,262,457
Abstain $14,667,074


Proposal No. 4:
To approve an increase in the Master Funds allowable borrowing from 10 percent of the Master Funds net asset value to 25 percent of the Master Funds net asset value;
For $1,091,321,284
Against $364,516,363
Abstain $27,727,025


Approval of Proposals 1 and 4 required the affirmative vote of a majority of the outstanding voting securities
(as defined in the 1940 Act) of the Master Fund, as of the record date which was July 31, 2007. Pursuant to the 1940
Act, the vote of a majority of the outstanding securities of the Master Fund means the vote of the lesser of: (i) 67% or more of the Interests present at the meeting, if the holders of more than 50% of the Interests are present or represented by proxy; or (ii) more than 50% of the Interests. Approval of Proposal 2 required the vote of at least 60 percent of the Master Fund Interests outstanding on the Record Date, and approval of Proposal 3 required the vote of a majority of the Master Fund Interests present in person or by proxy at the meeting.

In effect, votes on the Master Fund Proposals by Fund
Partners constituted an instruction to the Registered
Fund to vote its Interests in the Master Fund in the same proportion as Fund Partners voted at the Registered Fund level. The Registered Fund voted all its Interests in the Master Fund in proportions reflecting the following instructions received by Fund Partners at the Registered
Funds meeting:

Proposal No. 1:
For $449,356,116
Against $4,069,059
Abstain $6,321,486


Proposal No. 2:
For $443,914,750
Against $9,486,660
Abstain $6,345,251

Proposal No. 3:
For $403,084,592
Against $50,226,727
Abstain $6,435,342

Proposal No. 4:
For $318,223,272
Against $135,018,468
Abstain $6,504,921